As filed with the Securities and Exchange Commission on April 18, 2002

Registration No. 333-_________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RUBIO’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0100303
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1902 Wright Place, Suite 300, Carlsbad, California 92008
(Address of principal executive offices) (Zip Code)

SPECIAL STOCK OPTION GRANT
TO MR. JACK GOODALL

(Full title of the Plan)

Mr. Ralph Rubio
President and Chief Executive Officer
Rubio’s Restaurants, Inc.
1902 Wright Place, Suite 300
Carlsbad, California 92008

(Name and address of agent for service)

(760) 929-8226

(Telephone number, including area code, of agent for service)

With Copies To:
Maria P. Sendra, Esq.
Brobeck, Phleger & Harrison LLP
12390 El Camino Real
San Diego, CA 92130
(858) 720-2500

CALCULATION OF REGISTRATION FEE

	Amount	Proposed	Proposed	Amount of
Title of Securities	to be	Maximum Offering	Maximum Aggregate	Registration
to Be Registered	Registered(1)	Price Per Share(2)	Offering Price(2)	Fee

Special Stock Option Grant to Mr. Jack Goodall Common Stock, $0.001 par value per share	25,000 shares	$3.05	$76,250	$7.02

(1)	This registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the Special Stock Option Grant to Mr. Goodall by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the exercise price in effect for the Special Stock Option Grant made to Mr. Goodall.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we have on file at the SEC’s public reference room in Washington, DC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

          The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is complete:

(a)	Our annual report on Form 10-K for the fiscal year ended December 31, 2001 filed with the SEC on April 1, 2002.

(b)	Our registration statement no. 000-26125 on Form 8-A12G filed with the SEC on May 18, 1999, in which we describe the terms, rights and provisions applicable to our outstanding common stock.

          All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     An opinion passing upon the validity of the shares of common stock registered under this registration statement has been given to us by Brobeck, Phleger & Harrison LLP, San Diego, California. Attorneys associated with Brobeck, Phleger & Harrison LLP own an aggregate of approximately 29,372 shares of our common stock.

Item 6. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law permits us to indemnify our directors and officers under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also permits us to purchase and maintain insurance on behalf of our directors and officers against any liability asserted against them and incurred by them arising out of their capacity or status as directors and officers, whether or not we would have the power to indemnify our directors and officers against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

     Article VII of our Restated Bylaws generally provides that we shall indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law and that we shall advance, prior to the final disposition of any proceeding, promptly following a request, all expenses incurred by any director or executive officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it should be determined ultimately that such person is not entitled to be indemnified by us. Also under Article VII of our Restated Bylaws, to the extent permitted by applicable law, we may fully indemnify any person through bylaw provisions, agreements with such person, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to action for breach of duty to us, our stockholders or others.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article V, Section A of our Second Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except that the indemnification does not eliminate or limit the liability of a director for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock purchases or redemptions under Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

     Delaware law further provides that the permitted indemnification shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our bylaws, any agreement, a vote of stockholders or disinterested directors or otherwise.

     We have also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have directors and officers liability insurance now in effect that insures our directors and executive officers.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

4.1	Instruments Defining the Rights of Stockholders. Reference is made to our Second Amended and Restated Certificate of Incorporation and our Restated Bylaws which are incorporated by reference to Exhibit 3.2 and Exhibit 3.4 to our Form S-1 registration statement no. 333-75087 filed with the SEC on March 26, 1999, as amended; our Certificate of Amendment to Bylaws which is incorporated by reference to Exhibit 3.4 to our annual report on Form 10-K filed with the SEC on April 2, 2001, as amended; and our Form 8-A12G registration statement no. 000-26125 filed with the SEC on May 18, 1999.

5.1	Opinion and Consent of Brobeck, Phleger & Harrison LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Auditors.

Exhibit Number	Exhibit

23.2	Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.1.

24.1	Power of Attorney. Reference is made to page II-4 of this registration statement.

99.1	Written Compensation Agreement between registrant and Mr. Goodall.

99.2	Non-Statutory Stock Option Agreement between registrant and Mr. Goodall.

Item 9. Undertakings

A. The undersigned registrant hereby undertakes:

     (1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

     (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement;

     (2)  that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Special Stock Option Grant to Mr. Goodall.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the indemnification provisions summarized in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California on this 18th day of April, 2002.

RUBIO’S RESTAURANTS, INC.

By:	/s/ Ralph Rubio

Ralph Rubio President and Chief Executive Officer

POWER OF ATTORNEY

     Each director and/or officer of Rubio’s Restaurants, Inc. whose signature appears below constitutes and appoints Ralph Rubio, President and Chief Executive Officer, and Ira Fils, Acting Chief Financial Officer, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ralph Rubio Ralph Rubio	President, Chief Executive Officer and Chairman of the Board (principal executive officer)	April 18, 2002

/s/ Ira Fils Ira Fils	Acting Chief Financial Officer (principal financial and accounting officer)	April 18, 2002

/s/ Kyle A. Anderson Kyle A. Anderson	Director	April 18, 2002

Craig Andrews	Director	April 18, 2002

/s/ Jack Goodall Jack Goodall	Director	April 18, 2002

/s/ Timothy J. Ryan Timothy J. Ryan	Director	April 18, 2002

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Instruments Defining the Rights of Stockholders. Reference is made to our Second Amended and Restated Certificate of Incorporation and our Restated Bylaws which are incorporated by reference to Exhibit 3.2 and Exhibit 3.4 to our Form S-1 registration statement no. 333-75087 filed with the SEC on March 26, 1999, as amended; our Certificate of Amendment to Bylaws which is incorporated by reference to Exhibit 3.4 to our annual report on Form 10-K filed with the SEC on April 2, 2001, as amended; and our Form 8-A12G registration statement no. 000-26125 filed with the SEC on May 18, 1999.

5.1	Opinion and Consent of Brobeck, Phleger & Harrison LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Auditors.

23.2	Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.1.

24.1	Power of Attorney. Reference is made to page II-4 of this registration statement.

99.1	Written Compensation Agreement between registrant and Mr. Goodall.

99.2	Non-Statutory Stock Option Agreement between registrant and Mr. Goodall.